Note:  Throughout this document, certain confidential material contained herein has been omitted and has been separately filed with the Commission. Each place where such an omission has been made is marked with an [***].

OLED TECHNOLOGY LICENSE AGREEMENT

THIS OLED TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) is entered into effective as of May 1, 2011 (the “Effective Date”), by and between Universal Display Corporation (“Universal Display”), a corporation duly organized and existing under and by virtue of the laws of Pennsylvania, U.S.A., having its principal office at 375 Phillips Boulevard, Ewing, New Jersey 08618, U.S.A.; and Pioneer Corporation (“Pioneer”), a corporation duly organized and existing under and by virtue of the laws and regulations of Japan, having its office at  1-1, Shin-ogura, Saiwa-ku, Kawasaki-shi, Kanagawa 212-0031, Japan.  Each of Universal Display and Pioneer is referred to herein as a “Party,” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Universal Display has rights in certain patents and possesses certain know-how concerning organic light emitting devices; and

WHEREAS, Pioneer desires to obtain license rights to practice under these patents and to use this know-how on the terms and conditions set forth herein.

NOW, THEREFORE, intending to be legally bound, each of the Parties hereby agrees as follows:

AGREEMENT

Article 1 Definitions

In addition to other terms defined elsewhere herein, the following terms shall have their corresponding meanings when used in this Agreement.

1.1 “Affiliate” means an entity under the control of a Party, whether directly or through one or more intermediaries.  For such purposes, “control” shall mean the ownership of securities representing more than fifty percent (50%) of the voting capital stock of the relevant entity, or of other interests having majority voting rights with respect to the election of the board of directors or similar governing authority of the relevant entity, or of any other power by contract or in any other form which entitles the holder thereof to majority voting rights with respect to management decisions of the relevant entity.

1.2 “Know-How” means unpatented technical information, data, specifications, plans, drawings, designs, blueprints, formulae, processes and other similar items of a trade secret or confidential nature.

1.3 “Licensed Product” means an OLED Light Source, or any portion thereof that consists minimally of a Permitted OLED Device, or any product that incorporates one or more of the foregoing, which item is (a) covered, in whole or in part, by any Valid Claim(s) of a

Universal Display Patent; (b) manufactured using a process that is covered, in whole or in part, by any Valid Claim of a Universal Display Patent; and/or (c) manufactured using any of the Universal Display Know-How.

1.4 “Lighting” means a source of direct or indirect illumination, including, but not limited to, a room, area or architectural lighting source, a backlight for an LCD display or other consumer electronics product, or a source of illumination for signage; provided, however, that the source of illumination shall not itself be intended to display movable or changeable images or information (e.g., a passive matrix or active matrix display).

1.5 “Net Sales Revenue”

1.5.1 For Licensed Products sold or leased by Pioneer or its Affiliates to non-Affiliated third parties solely for monetary consideration, “Net Sales Revenue” means the gross amount invoiced or received, whichever occurs sooner, on account thereof, less the following where separately itemized on the customer invoice for the Licensed Products: (a) taxes and duties actually collected and remitted to the appropriate taxing authorities; (b) reasonable shipping and insurance costs actually paid or accrued for such purpose; and (c) refunds or credits actually given for returned or defective items.

1.5.2 For all other Licensed Products sold, leased or otherwise transferred by Pioneer or its Affiliates, “Net Sales Revenue” means the greater of (a) or (b), where (a) is the arm’s length transfer price recorded by Pioneer or its Affiliate for such sale, lease or transfer; and (b) is the average selling price at which Licensed Products of similar kind and quantity have been sold by Pioneer or its Affiliates to non-Affiliated third parties during the same calendar quarter, as calculated according to the preceding paragraph, or if no such selling price is available, the fair market value of such Licensed Products.  The arm’s length transfer pricing referred to in clause (a) shall include all cost components fairly attributable to the Licensed Products being sold, leased or otherwise transferred, and shall comply with the Japan National Tax Agency guidelines and other applicable laws, rules and regulations.

1.5.3 If either Party presents reasonable evidence that the amount calculated as set forth above does not fairly reflect the fair market value of a Licensed Product (such as evidence that the industry-wide average sales price of substantially similar products differs significantly from the price calculated herein, or evidence that additional consideration is being received based on the downstream sale or lease of a Licensed Product), the Parties shall in good faith negotiate a more equitable method of calculating Net Sales Revenue with respect to the Licensed Product in question.

1.6 “OLED” means a device consisting of two or more electrodes, at least one of which is transparent, together with one or more chemical substances deposited between these two electrodes, at least one of which is an organic or organometallic material, which device emits light when a voltage is applied across the electrodes.

1.7 “OLED Light Source” means a Permitted OLED Device, or a series of such devices, which OLED device(s) are intended for use in Lighting applications, together with the following elements: (a) encapsulation or packaging materials or coatings for protection of the

OLED device(s); (b) optical elements, coatings or enhancements added to the OLED device(s) for the purpose of affecting or modulating light output from the OLED device(s); (c) connectors, contacts or similar components attached to the OLED device(s) and designed to connect the OLED device(s) to an external power source or supply and/or other elements of a lighting fixture; (d) a supporting frame in direct contact with the OLED device(s) designed to stabilize or protect the OLED device(s) during shipment, installation or usage; (e) thermal elements, coatings, structures or enhancements attached to the OLED device(s) for purposes of reducing, dispersing or modulating the temperature of the OLED device(s); (f) control electronics or circuitry designed or utilized to adjust or correct light emission from the OLED device(s); and (g) power conversion components designed to allow the OLED device(s) to operate utilizing an external power source or supply (the power source or supply itself is not part of the OLED Light Source).  Two potential configurations of an OLED Light Source, by example only, are set forth in Exhibit A attached hereto.

1.8 “Permitted OLED Device” means an OLED device in which all of the emissive layer materials are deposited by vacuum thermal evaporation.

1.9 “Solution Processing Method” means a fabrication method whereby one or more of the emissive layer materials in the OLED device are deposited while such materials are in solution (otherwise known as a “wet” processing method).

1.10 “Term” means the term of this Agreement, as specified in Article 8 below.

1.11 “Universal Display Know-How” means Know-How of Universal Display relating to the design or manufacture of an OLED Light Source, which Know-How has been or is in the future provided to Pioneer under other agreements between the Parties.

1.12 “Universal Display Patents” means all patents and patent applications pertaining to OLED Light Sources that are (1) issued, registered, granted, allowed, published or filed in the world as of the Effective Date, or (2) entitled to a priority date prior to the Effective Date, or (3) any divisions, continuations, continuations-in-part, reexaminations, renewals, extensions or reissues of (1) or (2) above, and which in the case of (1), (2) or (3) above, Universal Display owns or has the right to license to Pioneer hereunder, including, but not limited to, the issued, registered, granted, published, or filed patents and patent applications listed in Exhibit C, together with such future patents and patent applications as are specified in Section 2.3 below.

1.13 “Universal Display Technology” means the Universal Display Patents and the Universal Display Know-How.

1.14 “Valid Claim” means a claim of an issued, registered, granted, allowed or published patent or patent application, which claim has neither expired nor been finally, following expiration of all rights of appeal, held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction.

1.15 “Service Part” means a Licensed Product supplied to a customer upon request of the customer in return and as a replacement for a defective Licensed Product previously sold to such customer, and provided that the defective Licensed Product is replaced at no charge or without charging the customer more than the cost to Pioneer of the replacement Licensed

Product.  As used herein, “defective” means that the Licensed Product being replaced did not last for its expected useful life based on its published specifications.

1.16 “Authorized Bank” means the Bank of Tokyo-Mitsubishi UFJ, Ltd., or such other bank as the parties shall mutually agree upon in writing.

Article 2 License Rights

2.1 Grant of License to Pioneer.  Subject to the remaining provisions of this Article 2, Universal Display hereby grants to Pioneer a worldwide, royalty-bearing, non-exclusive and non-transferable (except in connection with a permitted transfer of this Agreement as a whole) license, without rights to sublicense, under the Universal Display Patents, and to use the Universal Display Know-How, solely to manufacture, have manufactured (but only in accordance with the following sentence), sell, offer for sale, lease, import, use or otherwise dispose of Licensed Products.  Pioneer’s “have manufactured” rights shall [***].  Should Pioneer wish to extend its “have manufactured” rights for the manufacture of Permitted OLED Devices to others, [***].

2.2 Extension of License to Certain Affiliates.  Pioneer may extend the license rights granted to Pioneer under Section 2.1 above to Tohoku Pioneer Corporation (having its office at 4-3146-7 Hachimanpara, Yonezawa-shi, Yamagata 992-1128, Japan) and to such otherentities that are Affiliates of Pioneer, but only for so long as such entities remain Affiliates of Pioneer, and excluding any [***].  Should Pioneer wish to extend such license rights to others, [***].  Any extension of license rights shall be pursuant to a written agreement between Pioneer and the relevant Affiliate, which written agreement shall obligate the Affiliate to abide by the scope of license and other applicable provisions of this Agreement.  In addition to its other rights or remedies hereunder, Universal Display shall be expressly identified in the written sublicense agreement as a third-party beneficiary thereof, entitled to enforce the scope of license and other applicable provisions of this Agreement directly against the Affiliate.  Except for Tohoku Pioneer Corporation, Pioneer shall identify to Universal Display in writing the name and business address of each Affiliate prior to its entry into such written agreement with the Affiliate, and shall use its best efforts to cause each such Affiliate abide by the scope of license and other applicable provisions of this Agreement.

2.3 License Rights to Future Patents and Know-How.  To the extent it has the right to do so, Universal Display will expand Pioneer’s license rights under this Article 2 to include any additional patents, patent applications and Know-How of Universal Display pertaining to OLED Light Sources that are owned by or licensed to Universal Display and which are (1) issued, registered, granted, allowed, published or filed or generated during the first five (5) years of the Term, or (2) entitled to a priority date during the first five (5) years of the Term, or (3) any divisions, continuations, continuations-in-part, reexaminations, renewals, extensions or reissues of (1) or (2) above, but in the case of (1), (2) or (3) above excluding any such patents, patent applications or Know-How acquired by Universal Display through a merger, asset acquisition or other similar transaction unless separately agreed by the Parties in writing.  Universal Display shall periodically update Exhibit C to include any such additional patents and patent applications that are issued, registered, granted, allowed or published or filed.

2.4 No Rights Respecting Certain OLED Chemicals.  Notwithstanding the foregoing, Pioneer and its Affiliates are not authorized under this Agreement to sell or offer for sale any Licensed Products made using any chemical substance used or useful for the manufacture of OLEDs, the composition of matter of which is covered by a Valid Claim of a patent owned or controlled by Universal Display (a “Universal Display Proprietary OLED Chemical”), unless such Universal Display Proprietary OLED Chemical was purchased directly from Universal Display.  Pioneer and its Affiliates shall not make, or assist or encourage any third party to make or supply to them, any chemical substance that they know, or have reason to know, is a Universal Display Proprietary OLED Chemical.

2.4.1 Pioneer shall obtain written warranties from its third-party suppliers of OLED chemicals used to manufacture Licensed Products (each, a “Third-Party Supplied Chemical”), which warranties shall indicate that the third parties are authorized to make and supply the Third-Party Supplied Chemical to Pioneer for Pioneer’s intended usage thereof.  If Pioneer begins using a Third-Party Supplied Chemical for the manufacture of Licensed Products after having obtained the foregoing warranties and without knowing or having reason to know that the material is a Universal Display Proprietary OLED Chemical, and then Pioneer subsequently learns that the Third-Party Supplied Chemical is or might reasonably be a Universal Display Proprietary OLED Chemical, Pioneer shall promptly notify Universal Display thereof in writing, and the parties shall promptly discuss the matter.  If need be, Pioneer and Universal Display shall cooperate to determine whether the Third-Party Supplied Chemical is in fact a Universal Display Proprietary OLED Chemical.

2.4.2 If the Third-Party Supplied Chemical is a Universal Display Proprietary OLED Chemical, the parties shall use good faith efforts to promptly transition to Universal Display supplying Pioneer with the Universal Display Proprietary OLED Chemical, or with an alternative material offered by Universal Display that has comparable performance characteristics, for Pioneer’s continued manufacture of Licensed Products.  If Universal Display is unable to supply Pioneer with such a material, the parties shall [***].

2.4.3 Nothing herein shall limit any rights or remedies that Universal Display may have against any person or entity that is the manufacturer or supplier to Pioneer of any Universal Display Proprietary OLED Chemical.  Moreover, subject to its compliance with the procedure outlined above, Universal Display reserves the right to seek monetary compensation or other relief on account of Pioneer’s unauthorized importation or usage of any Universal Display Proprietary OLED Chemical.

2.5 No Rights Respecting Certain OLED Manufacturing Equipment.  Notwithstanding the foregoing, Pioneer and its Affiliates are not authorized under this Agreement to sell or offer for sale any Licensed Products made using any manufacturing equipment or machinery used or useful for the manufacture of OLEDs by organic vapor phase deposition (OVPD) or organic vapor jet printing (OVJP) processes, the design or construction of which is covered by a Valid Claim of a patent owned or controlled by Universal Display (“Universal Display Proprietary OLED Equipment”), unless such Universal Display Proprietary OLED Equipment was purchased from an authorized Universal Display equipment vendor.  Pioneer and its Affiliates shall not make, or assist or encourage any unauthorized third party to make or supply to them, any equipment or machinery that they know, or have reason to know, is Universal Display Proprietary OLED Equipment.

2.6 Acknowledgement of Derivative Rights.  Pioneer acknowledges that certain of the Universal Display Technology is licensed by Universal Display from the Trustees of Princeton University (“Princeton”), the University of Southern California (“USC”), and the University of Michigan (“Michigan”) and, therefore, that Pioneer’s license rights under this Agreement with respect to such Universal Display Technology are subject to the reserved rights of and obligations to such third parties under their license agreement with Universal Display.  Pioneer further acknowledges that the U.S. Government has certain reserved rights with respect to those Universal Display Patents claiming inventions that were first conceived or reduced to practice under contracts between the U.S. Government and Universal Display or its licensors.  Universal Display hereby covenants to Pioneer that: (a) Universal Display shall comply in all material respects with the terms of its license agreements with such third-party licensors and its contracts with or awards from the U.S. Government as in either case are relevant to Pioneer’s exercise of the license rights granted by Universal Display hereunder; and (b) no additional consideration shall be owed by Pioneer to such third-party licensors or the U.S. Government on account of Pioneer’s exercise of such license rights.  Nothing herein shall be construed as limiting or restricting the reserved rights of or obligations to Universal Display’s third-party licensors or the U.S. Government with respect to the Universal Display Technology.  Upon Pioneer’s request, Universal Display will provide Pioneer with copies (which may be reasonably redacted by Universal Display to avoid disclosing confidential information not relevant to this Agreement) of such of Universal Display’s agreements with these third-party licensors and of the applicable portions its relevant contracts with or awards from the U.S. Government.  Even if Universal Display’s license agreement with Princeton, USC and Michigan is terminated, that license agreement enables Pioneer, as a sublicensee of Universal Display, to become a direct licensee of Princeton, USC and Michigan under the conditions specified therein.  Universal Display warrants to Pioneer that for the license rights granted hereunder, the total payments by Pioneer and its Affiliates as such a direct licensee, as a sublicensee of one of the licensors of Universal Display (if any), and/or as a licensee of Universal Display, shall not exceed the amounts due to Universal Display hereunder.

2.7 Business Consolidations.  Should Pioneer or its Affiliates acquire the existing OLED business of any third party, the license rights granted to Pioneer under this Agreement shall not extend to any then-current products of such third party’s OLED business unless expressly agreed to by Universal Display in writing.  In addition, if the OLED business of the third party is not fully integrated into Pioneer’s or its Affiliates’ OLED business, the license rights granted to Pioneer under this Agreement shall not extend to any future products of the third party’s OLED business unless expressly agreed to by Universal Display in writing.  Should Universal Display have already entered into a similar license agreement with the third party at the time of such acquisition, there shall be no reduction in the payment or other obligations of Pioneer under this Agreement as they pertain to products of Pioneer’s or its Affiliates’ OLED business, or of such third party under its similar license agreement as they pertain to products of the third party’s OLED business, unless expressly agreed to by Universal Display in writing.

2.8 Reservation of Rights.  Except for the license rights expressly granted to Pioneer under this Article 2, all rights to practice under the Universal Display Patents and to use the

Universal Display Know-How are reserved unto Universal Display and its licensors.  No implied rights or licenses to practice under any patents or to utilize any unpatented inventions, Know-How or technical information of Universal Display are granted to Pioneer or its Affiliates hereunder.

Article 3 Patent Matters, Attribution and Samples

3.1 Patent Validity.  During the Term, Pioneer shall not, and shall ensure that its Affiliates do not, challenge or oppose, or assist others in challenging or opposing, in whole or in part, the issuance, validity, scope or enforceability of any of the Universal Display Patents, nor shall Pioneer initiate or continue, or assist others in initiating or continuing, proceedings to have any of the Universal Display Patents cancelled or invalidated, in whole or in part, except that the foregoing shall not apply to the extent such prohibitions are contrary to law or regulation in the relevant patent jurisdiction.  If Pioneer or any of its Affiliates challenges, opposes or seeks to invalidate or cancel, in whole or in part, any of the Universal Display Patents, or assists others in challenging, opposing or seeking to invalidate or cancel, in whole or in part, any of the Universal Display Patents, and if the action or proceeding is fully or substantially unsuccessful, then Pioneer shall reimburse Universal Display, promptly on demand, for all attorneys’ fees, costs and out-of-pocket expenses reasonably incurred by Universal Display or its licensors of the Universal Display Patents in resisting or responding to such action or proceeding.  The foregoing shall be in addition to, and not in lieu of, any other rights or remedies that may be available to Universal Display, at law or equity, including, without limitation, actions for injunctive relief and the recovery of damages.

3.2 Patent Marking.  Upon Universal Display’s request, Pioneer shall apply or cause to be applied to all Licensed Products, or to their packaging, such reasonable markings or notices of the Universal Display Patents as may be requested in writing by Universal Display in order to reasonably protect Universal Display’s rights and interests therein under the laws of the countries in which such Licensed Products are or are likely to be marketed, sold or used; provided however, that Pioneer shall be required to apply such markings or notices to the products or their packaging only to the extent that Pioneer applies or would be likely to apply similar markings or notices of Pioneer’s own patents to the products or their packaging in order to protect Pioneer’s rights and interests therein under laws of the relevant countries.

3.3 Non-Use of Certain Names.  Pioneer shall not, and shall ensure that its Affiliates do not, use the names of Princeton, USC or Michigan in connection with any products, promotion or advertising without the prior consent of Princeton, USC or Michigan, as applicable, except to the extent reasonably required by law.  Notwithstanding the foregoing sentence, Pioneer may state that its license rights hereunder are derivative of rights granted by Princeton, USC and Michigan to Universal Display under the license agreement among them.

3.4 Samples.  Except for extraordinarily expensive Licensed Products, upon Universal Display’s written request and at no additional cost to Universal Display, Pioneer shall supply Universal Display with [***] samples of each type of Licensed Product that Pioneer or its Affiliates offer for sale to third parties, provided however, that such sample of Licensed Product shall not include those which are custom products subject to confidentiality obligations under agreement between Pioneer or its Affiliates and any third parties.  Universal Display shall limit its requests for such samples to a reasonable number of different Licensed Products and Pioneer shall supply such samples promptly following Pioneer’s or its Affiliates’ first sale of the Licensed Product to a third party.  Universal Display agrees to use such samples only (a) to verify compliance with the terms of this Agreement, and (b) for promotional purposes such as in displays at shareholder meetings, industry conferences or other similar venues (with appropriate attribution being given to Pioneer or its Affiliates).

3.5 Amendments to the Universal Display Patents.  To the extent applicable law requires Universal Display to obtain Pioneer’s approval for amendments to the specifications of any Universal Display Patent licensed hereunder, Pioneer shall promptly approve all such reasonable amendments proposed by Universal Display.

Article 4 Consideration

4.1 License Fees.  In partial consideration of the license rights granted by Universal Display hereunder, Pioneer shall pay to Universal Display the license fees specified in Exhibit B hereto.  Said license fees are due and payable by the date(s) specified in Exhibit B hereto.  All such fees are non-refundable and shall be in addition to, and not applied to reduce, any royalties payable hereunder.

4.2 Royalties.  In further consideration of the license rights granted by Universal Display hereunder, Pioneer shall pay to Universal Display running royalties at the rates specified in Exhibit B hereto on account of Net Sales Revenue from Pioneer’s or its Affliates’ worldwide sales or other disposition of Licensed Products.  No multiple royalties shall be due because any Licensed Product, or its manufacture, sale, other disposition or usage, is or may be covered by more than one Universal Display Patent licensed to Pioneer hereunder.  Both Parties acknowledge and agree that the royalty rates and the methods by which they are to be calculated and paid hereunder have been determined through arms length negotiations between the Parties, and that such rates and methods have been agreed upon because they are mutually convenient, reasonable and appropriate notwithstanding whether and to what extent any of the Universal Display Patents have been issued, granted, allowed or registered, or have expired, in any particular country in which Licensed Products are made, sold or used, or whether the Universal Display Patents encompass each and every feature of any particular Licensed Product.  It is acknowledged and agreed between the parties that the rates and the methods specified in Exhibit B hereto are determined by considering the prices of OLED chemicals separately supplied by Universal Display for the manufacture of Licensed Products, as discussed and agreed in parallel with this Agreement.

4.3 Royalty Reports.  Within forty-five (45) days following the end of each calendar quarter during the Term (and if the Term ends in the middle of a calendar quarter, within forty-five (45) days following the end of the Term), Pioneer shall submit to Universal Display a written report, in English, that includes the following information (each, a “Royalty Report”): (a) a description of all Licensed Products sold, leased or otherwise disposed of by Pioneer or its Affiliates during such calendar quarter, including the number and type of each Licensed Product sold and the countries of destination or sale; (b) gross amounts invoiced or received on account of such sales or other disposition of Licensed Products; and (c) Pioneer’s reasonably detailed calculation of the royalties due and owing to Universal Display on account of such sales or other disposition of Licensed Products.

4.4 Payment of Royalties.  Within forty-five (45) days following the end of each calendar quarter during the Term (and if the Term ends in the middle of a calendar quarter, within forty-five (45) days following the end of the Term), Pioneer shall pay directly to Universal Display the royalties due and payable with respect to Licensed Products sold, leased or otherwise disposed of during such calendar quarter.

Article 5 Payment Terms; Audit Rights

5.1 Payments.  All amounts due to Universal Display hereunder shall be paid in U.S. Dollars by wire transfer to a bank designated by Universal Display in writing, or by such other means as the Parties may agree in writing.  Universal Display’s current wire instructions are as follows:

[***]

Each payment shall be fully earned when due and nonrefundable once made.  All payments due hereunder shall be made without set-off, deduction or credit for any amount owed (or alleged to be owed) by Universal Display to Pioneer or any of its Affiliates.  Without limiting its other rights or remedies on account of any late payment, Universal Display may require Pioneer to pay interest on any late payments at a per annum rate equal to the Prime Rate as published by the Authorized Bank at the close of business on the date that payment was due (or, if such date is not a business day, at the close of business on the immediately preceding business day), plus [***] percent [***].

5.2 Payment Authorization and Associated Charges.  Pioneer shall secure all authorizations required for payment of all amounts due to Universal Display hereunder, and shall bear any transfer fees, taxes and any other charges associated therewith.  If Pioneer believes that any income taxes imposed by any national, provincial or local government of relevant countries on amount payable to Universal Display hereunder need to be withheld, Pioneer shall provide Universal Display with prompt written notice thereof.  Thereupon, the Parties shall cooperate in good faith and use their best efforts to promptly file for and obtain appropriate governmental exemptions that would eliminate the requirement for Pioneer to withhold such taxes.  If, notwithstanding these efforts, tax withholding is nonetheless required, Pioneer may make the appropriate withholding from amounts payable to Universal Display hereunder, and Pioneer shall then promptly pay the withheld amounts to the appropriate tax authorities.  Promptly upon making each such tax payment, Pioneer shall obtain and forward to Universal Display the official tax receipt(s) issued by the relevant government to support Universal Display’s claim to applicable tax credits or refunds.

5.3 Currency Conversion and Restriction.  All royalties due hereunder based on Licensed Products sold or otherwise disposed of by Pioneer or its Affiliates outside of the United States shall be payable in U.S. Dollars at the rate of exchange for the currency of the country in which such sales or usage occurs, which rate shall be the wire transfer selling rate of the designated currency as officially quoted for payment of currency transactions by the Authorized

Bank at the close of business on the last business day of the period for which royalties are due.  All royalties shall be paid to Universal Display without deduction of currency exchange fees or other similar amounts.  If at any time the legal restrictions of countries outside of the United States prevent Pioneer from paying Universal Display any amounts due hereunder, or otherwise upon Universal Display’s written instruction, Universal Display may direct Pioneer to make all or any portion of these payments to Universal Display’s accounts established at banks or depositories in one or more countries other than the United States.

5.4 Records; Audit.  Pioneer shall keep, and shall require its Affiliates to keep, accurate and complete records relating to all Licensed Products until the three (3) year anniversary of the date of payment of royalties with respect to such Licensed Products.  An independent certified public accountant selected by Universal Display and approved by Pioneer (such approval not to be unreasonably withheld) shall have the right to audit such records as are reasonably necessary in order to verify Pioneer’s and its Affiliates’ compliance with their license obligations under Article 2 and their payment under Articles 4 and 5 above.  Universal Display shall give reasonable advance notice of any such audit to Pioneer, and such audit shall be conducted during Pioneer’s or the Affiliates’ normal business hours and in a manner that does not cause unreasonable disruption to the conduct of their business.  The results of any such audit shall be deemed a Confidential Item of Pioneer and shall not be disclosed by Universal Display except as may be necessary for Universal Display to enforce its rights and interests hereunder.  If the audit reveals that Pioneer has underpaid any royalties due to Universal Display, Pioneer shall immediately pay to Universal Display all unpaid royalties, plus interest on the unpaid amounts from the date payment was initially due at the rate specified in Section 5.1 above.  Universal Display shall be responsible for paying the fees and expenses charged by the accountant for conducting any audit hereunder; provided, however, that if the unpaid royalties exceed [***] percent [***] of the total royalties that should have been paid by Pioneer during the audited period, Pioneer shall promptly reimburse Universal Display for the reasonable fees and expenses charged by such accountant.  Nothing herein shall limit any other rights or remedies available to Universal Display on account of Pioneer’s underpayment of royalties or other breach of its obligations under this Agreement.

Article 6 Confidentiality and Publicity

6.1 Obligations of Confidentiality and Non-Use.  Each Party (“Recipient”) shall handle and maintain all Confidential Items of the other party (“Discloser”) in accordance with the following terms and conditions:

6.1.1 Recipient shall not publish, disclose or otherwise disseminate any Confidential Items of Discloser, except to such of Recipient’s employees who have a “need to know” them to accomplish the purposes of this Agreement.  Recipient may disclose Confidential Items of Discloser to Recipient’s Affiliates who are directly involved in implementing this Agreement, provided such Affiliates are bound by the terms and conditions of the Agreement, or terms and conditions substantially similar thereto.

6.1.2 Recipient shall use reasonable safeguards to prevent any unauthorized access to or disclosure of Confidential Items of Discloser.  As used herein, “reasonable safeguards” means all safeguards that a reasonable person would take to protect the Confidential

Item in question, which safeguards shall be no less than the safeguards Recipient takes to protect its own confidential or proprietary items of a similar nature.

6.1.3 Recipient may copy Confidential Items of Discloser only as is reasonably necessary for Recipient to accomplish the purposes of this Agreement.

6.1.4 Recipient shall not utilize or exploit any Confidential Items of Discloser, or permit or assist others to utilize or exploit such Confidential Items, except as is reasonably necessary to accomplish the purposes of this Agreement.

6.1.5 Recipient shall not publish or otherwise disclose to third parties, or reference or include in any patent application or other similar filing, any test results or other information or data derived from Recipient’s evaluation of any Confidential Items of Discloser without Discloser’s prior written consent.

6.1.6 Promptly upon learning of any unauthorized use or disclosure of any Confidential Item of Discloser, Recipient shall provide Discloser with written notice thereof and take such other steps as are reasonably requested by Discloser in order to limit the effects of such use or disclosure and/or prevent any further unauthorized use or disclosure of any Confidential Items of Discloser.

6.1.7 Promptly upon Discloser’s written request, Recipient shall return to Discloser, destroy and/or delete from Recipient’s records and computer systems all Confidential Items of Discloser, including any copies or portions thereof, in Recipient’s possession or control; provided, however, that Recipient may retain one copy of documents incorporating such Confidential Items for archival purposes only.  Within thirty (30) days following Discloser’s written request, Recipient shall provide Discloser with a certificate of Recipient’s compliance with the foregoing requirements.

6.2 Definition of Confidential Items.  As used herein, "Confidential Items" of Discloser include all information and materials, in written, oral, visual or other tangible form, relating to Discloser’s technologies, compounds, devices, research programs, operations, business relationships and/or financial or business condition (including, without limitation, know-how, data, drawings, designs, specifications, formulations, processes, methods, equipment, software and pricing information) that are (a) disclosed in writing or other tangible form and marked as “Confidential”, “Proprietary” or with similar words at the time of disclosure, or (b) orally or visually disclosed and identified as confidential or proprietary at the time of disclosure and confirmed as such in writing within thirty (30) days thereafter.  Notwithstanding the foregoing, “Confidential Items” of Discloser shall not include any information that:

6.2.1 is approved by Discloser in writing for release by Recipient without restriction;

6.2.2 Recipient can demonstrate by written records was previously known to Recipient other than through a prior disclosure by Discloser or any third party with an obligation of confidentiality to Discloser;

6.2.3 is publicly known as of the date of this Agreement, or becomes public knowledge subsequent thereto, through no act or omission of Recipient or any third party receiving such information from or through Recipient;

6.2.4 is obtained by Recipient in good faith from a third party without the violation of any obligation of confidentiality to Discloser by either Recipient or the third party; or

6.2.5 is independently developed by or on behalf of Recipient without the benefit of Discloser’s Confidential Items, as shown by competent written records.

6.3 Disclosure Required by Law.  This Agreement shall not restrict Recipient from disclosing any Confidential Items of Discloser to the extent required by applicable law, or by the order of any court or government agency; provided, however, that Recipient shall afford Discloser prompt notice of such law or order, so that Discloser may interpose an objection to such disclosure or take whatever other actions Discloser deems appropriate to protect such Confidential Items, and provided further that Recipient shall use all reasonable efforts to limit such disclosure to only those Confidential Items that are required to be disclosed and to ensure that the person or entity to whom such Confidential Items are disclosed agrees to keep them confidential.

6.4 Responsibility for Personnel.  Recipient shall be responsible for the acts or omissions of its employees and Affiliates receiving Confidential Items of Discloser from or through Recipient to the extent such acts or omissions, if performed or not performed by Recipient, would constitute violations of this Agreement by Recipient.

6.5 Confidentiality of this Agreement.  The terms of this Agreement shall be deemed Confidential Items of each Party and treated as such by both Parties.  Notwithstanding the foregoing sentence, either Party may disclose in its public filings such of the terms of this Agreement as are reasonably required for such Party to comply with applicable securities laws and regulations, including, without limitation, by filing appropriate reports with applicable securities agencies or commissions and/or by filing an appropriately redacted copy of this Agreement in connection therewith.  In addition, either Party may issue a press release or other public announcement describing the general nature of this Agreement, or the Parties may agree to issue such a release or announcement jointly; provided, however, that no such release or announcement shall disclose any information about Pioneer’s or its Affiliates’ product launch strategy without Pioneer’s prior written consent.  Subject to the foregoing provisions of this paragraph, any such public disclosure of the specific financial terms or other provisions of this Agreement, or any other information regarding the relationship between the Parties hereunder, shall require the other Party’s prior written consent.

6.6 Trading in Securities.  If information disclosed under this Agreement is material non-public information about a Party or its Affiliates, then the other Party agrees not to, and to cause its Affiliates not to, trade in the securities of the first Party or its Affiliates, or in the securities of any appropriate or relevant third party, until such time as no violation of the applicable securities laws would result from such securities trading.

6.7 Universal Display’s Licensors.  Notwithstanding the foregoing, Universal Display shall have the right to provide an unredacted copy of this Agreement, along with copies of all Royalty Reports, to each of Princeton, USC and Michigan; provided that in such case Universal Display shall first have caused such third-party licensors to agree in writing to handle and maintain such items in accordance with the provisions of this Article 6, or provisions substantially similar thereto.

6.8 Other Collaborative Efforts.  Upon request and subject to the obligations of confidentiality set forth herein, each Party shall use good faith efforts to reasonably feature the name and logo, technologies and products of the other in its public promotions respecting the Licensed Products, such as at industry conferences or in other similar venues.

Article 7 Representations and Warranties; Disclaimers and Limitations of Liability

7.1 Warranties by Both Parties.  Each Party represents and warrants to the other that such Party has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, and that such performance will not violate any other agreement or understanding by which such Party is bound.

7.2 Further Warranty by Universal Display.  Universal Display additionally represents and warrants to Pioneer that Universal Display owns or has sufficient rights in the Universal Display Technology to grant the license rights granted to Pioneer hereunder.  If Universal Display assigns one or more of the Universal Display Patents to a third party(ies), Universal Display shall ensure that the assignment of such Universal Display Patents is subject to the license rights granted to Pioneer hereunder without additional cost to Pioneer (other than the obligation to pay amounts due and owing hereunder) for the rest of the Term of this Agreement.  If a patent or patent application is jointly owned by Universal Display and a third party(ies) in relation to OLED Light Source but not included in the Universal Display Patents because Universal Display does not have a right to grant a license for such patent or patent application, Universal Display warrants that it shall not assert its right in and to such patent or patent application against Pioneer or its Affiliates on account of their authorized practice of the license rights granted hereunder during the Term of this Agreement, or against their customers on account of their purchase of Licensed Products manufactured and sold by Pioneer or its Affiliates as authorized hereunder.

7.3 Disclaimer of Additional Warranties.  ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, VALIDITY, QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY UNIVERSAL DISPLAY.  In particular, Universal Display makes no representation or warranty that Pioneer or its Affiliates will be able to manufacture, sell or use any Licensed Products without obtaining additional license rights from third parties.

7.4 Required Disclaimer of Princeton, USC and Michigan.  PRINCETON, USC AND MICHIGAN MAKE NO REPRESENTATIONS AND WARRANTIES AS TO THE PATENTABILITY AND/OR DISCOVERIES INVOLVED IN ANY OF THE UNIVERSAL DISPLAY PATENTS LICENSED HEREUNDER.  PRINCETON, USC AND MICHIGAN

MAKE NO REPRESENTATION AS TO PATENTS NOW HELD OR WHICH WILL BE HELD BY OTHERS IN ANY FIELD AND/OR FOR ANY PARTICULAR PURPOSE.  PRINCETON, USC AND MICHIGAN MAKE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.5 Limitation on Certain Damages.  IN NO EVENT SHALL UNIVERSAL DISPLAY BE LIABLE TO PIONEER, OR TO ANY THIRD PARTY CLAIMING THROUGH PIONEER OR ITS AFFILIATES, WHETHER AS A RESULT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING UNDER OR IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT.  The foregoing shall not limit Universal Display’s liability for any breach of the provisions of Article 6 respecting Confidential Items of Pioneer and its Affiliates.

7.6 Essential Part of the Bargain.  The Parties acknowledge that the disclaimers and limitations of liability set forth in this Article 7 reflect a deliberate and bargained for allocation of risks between them and are intended to be independent of any exclusive remedies available under this Agreement, including any failure of such a remedy to achieve its essential purpose.

Article 8 Term and Termination

8.1 Term.  The term of this Agreement shall commence on the Effective Date (i.e., May 1, 2011) and shall continue, unless terminated sooner as permitted hereunder, until the cumulative Net Sales Revenue for Licensed Product sold, leased or otherwise disposed of reaches 2.5 billion Japanese Yen.  If Pioneer wishes to extend the term of this Agreement thereafter, both Parties shall discuss in good faith the terms and conditions of any such extension; provided, however, that neither Party shall have any right or obligation to enter into such an extension unless expressly agreed in writing.  In addition, [***]; provided, however, that neither party shall have any right or obligation to enter into such a license unless expressly agreed in writing.

8.2 Termination for Breach.  Either Party may terminate this Agreement on written notice to the other Party if the other Party materially breaches any of its obligations under this Agreement and fails to cure such breach within sixty (60) days following written notice thereof by the terminating Party.

8.3 Termination for Challenge of Patents.  Universal Display may terminate this Agreement on written notice to Pioneer if Pioneer or any of its Affiliates asserts or assists another in asserting (including through the use of a “dummy” person or entity), before any court, patent office or other governmental agency, that any of the Universal Display Patents are invalid or unenforceable, should be cancelled or invalidated in whole or in part, or should otherwise not be granted, allowed or issued in whole or in part.

8.4 Termination for Change in Control.  Universal Display may terminate this Agreement on written notice to Pioneer if Pioneer undergoes a Change in Control.  A “Change in Control” of Pioneer shall be deemed to have occurred if there is a change in ownership of securities representing more than [***] percent [***] of the voting capital stock of Pioneer, or of other interests having majority voting rights with respect to the election of the board of directors or similar governing authority of Pioneer, or of any other power by contract or in any other form which entitles the holder thereof to majority voting rights with respect to management decisions of Pioneer.

8.5 Other Termination.  Either Party may terminate this Agreement on written notice to the other Party if the other Party permanently ceases conducting business in the normal course, becomes insolvent or is adjudicated bankrupt, makes a general assignment for the benefit of its creditors, admits in writing its inability to pay its debts as they become due, permits the appointment of a receiver for its business or assets, or initiates or becomes the subject of any bankruptcy or insolvency proceedings which proceedings, if initiated involuntarily, are not dismissed with sixty (60) days thereafter.

8.6 Survival.  The following provisions of this Agreement shall survive the expiration or termination of this Agreement:  (a) any payment or reporting obligations of Pioneer respecting the sale or other disposition of Licensed Products occurring prior to the date of such expiration or termination; (b) for three (3) years, any audit rights of Universal Display with respect to such Licensed Products; (c) for five (5) years, the provisions of Articles 6; and (d) the provisions of Article 7.  Any termination of this Agreement shall be in addition to, and not in lieu of, any other rights or remedies that may be available to a Party under this Agreement, at law or in equity.

8.7 Service Parts Supplied After the Term.  Notwithstanding Section 8.1 above, Universal Display agrees that Pioneer may manufacture and supply Service Parts upon the request by its customers after the termination of this Agreement, provided that Pioneer shall pay the running royalties as stated in Section 4.2 and submit Royalty Reports as stated in Section 4.3 for such Service Parts, and Universal Display’s audit rights under Section 5.4 shall apply with respect to such Service Parts.

Article 9 Miscellaneous

9.1 Independence.  This Agreement is not intended by the Parties to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or formal business organization of any kind.  Each Party hereto shall act as an independent entity, and neither shall act as an agent of the other for any purpose.  Neither Party has the authority to assume or create any obligation, express or implied, on behalf of the other.

9.2 Notices.  Any notices pertaining to the administration of this Agreement or any breach, alleged breach or termination thereof shall be in writing and shall be deemed effectively given upon receipt of such notices by the recipient.  Such notices shall be given by personal delivery, certified mail with postage prepaid and return receipt requested, or prepaid delivery using an international private courier, to each Party at its address set forth below; provided, however, that the Parties may agree to exchange information by confirmed email or facsimile correspondence in lieu of the methods described above.  Either Party may change its address for such notices at any time by means of a notice given in the manner provided in this paragraph.

All Royalty Reports and any other financial notices, to:

Universal Display Corporation	Pioneer Corporation
375 Phillips Boulevard	1-1, Shin-ogura, Saiwa-ku, Kawasaki-shi
Ewing, New Jersey 08618	Kanagawa 212-0031, Japan
Attn: [***]	Attn: [***]
Fax No.: [***]	Fax No.: [***]
Tel No.: [***]	Tel No.: [***]
E-mail: [***]	E-mail: [***]

All other notices and communications:

[same as above]	[same as above]
Attn: [***]	Attn: [***]
Fax No.: [***]	Fax No.: [***]
Tel No.: [***]	Tel No.: [***]
E-mail: [***]	E-mail: [***]

9.3 Non-Assignment.  Pioneer may not assign or transfer any of its rights or delegate any of its obligations hereunder, by application of law or otherwise, without the prior written consent of Universal Display.  Universal Display may assign or transfer this Agreement, in its entirety and on written notice to Pioneer, to a successor in interest to all or substantially all of Universal Display’s business or assets to which this Agreement relates.  Any attempted assignment, transfer or delegation in violation of this paragraph shall be null and void and without force and effect.  Nothing herein shall confer any rights upon any person other than the Parties hereto and their respective permitted successors and assigns.

9.4 Equitable Relief.  In the event of Pioneer’s actual or reasonably anticipated infringement of the Universal Display Patents, or unauthorized use of the Universal Display Know-How, Universal Display may seek to obtain such injunctions, order and decrees as may be necessary to restrain the infringement or unauthorized use, without the necessity of proving actual damages and without posting any bond or other security.  Such relief shall be in addition to, and not in lieu of, any other rights or remedies available to Universal Display under this Agreement, at law or in equity.

9.5 Choice of Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, U.S.A., without respect to its rules on the conflict of laws.  Any law or regulation providing that the language of a contract shall be construed against the drafter shall also not apply.

9.6 Severability.  In the event that any clause in this Agreement is found invalid according to laws or governmental regulations, such a clause shall not affect the validity of the remainder of this Agreement.  The invalid clause shall then be replaced, upon mutual written consent between the parties hereto, by such a valid provision as, in its effect, corresponds or comes closest to the effect of the invalid provision.

9.7 No Waivers.  The failure of either Party to enforce, or any delay in enforcing, any right, power or remedy that such Party may have under this Agreement shall not constitute a waiver of any such right, power or remedy, or release the other Party from any of its obligations under this Agreement, except by a written document signed by the Party against whom such waiver or release is sought to be enforced.

9.8 Entire Agreement; Amendments.  This Agreement constitutes the entire understanding and agreement of the Parties respecting the subject matter hereof and, except for the NDA, supersedes any and all prior agreements, arrangements or understandings between the Parties, whether written or oral, relating thereto.  This Agreement may not be amended or supplemented in any way except by a written document signed by both of the Parties.

9.9 Counterparts.  This Agreement may be executed by the Parties hereto in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.

Pioneer Corporation		Universal Display Corporation

By:	/s/ Susumu Kotani	By:	/s/ Steven V. Abramson

Name:	Susumu Kotani	Name:	Steven Abramson

Title:	President	Title:	President and CEO

Date:	Sep. 27, 2011	Date:	Sept 5, 2011

Exhibit A

OLED Light Source

Two Potential Configurations (by example only)

[***]

Exhibit B

License Fees and Royalty Rates

License Fees:

US$[***], payable within thirty (30) days after contract execution by the parties hereto and Universal Display delivers to Pioneer the appropriate withholding tax documents required by Section 5.2; and

US$[***], payable within thirty (30) days after May 1, 2012.

Royalty Rates:

[***] for all Licensed Products; provided, however, that

(1)
if the Licensed Product does not include every element of an OLED Light Source, this royalty rate shall be adjusted so that the overall royalty payment to Universal Display is the same as it would have been if the Licensed Product sold or otherwise disposed of had consisted of a complete OLED Light Source; and

(2)
if the Licensed Product includes components in addition to those of an OLED Light Source, the Net Sales Revenue on which royalties are payable shall exclude the portion of such revenue attributable to the additional components.

Notwithstanding (1) and (2) above, the parties have agreed that for a Licensed Product which is an OLED Light Source minus [***], the adjusted royalty rate during the term of this Agreement shall be [***].  It is also agreed between the parties that for a Licensed Product which is an OLED Light Source minus [***], the royalty rate during the term of this Agreement shall be [***].

Exhibit C

Universal Display Patents

To be provided separately.